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                     HIGHWOODS PROPERTIES, INC.
               HIGHWOODS/FORSYTH LIMITED PARTNERSHIP

             RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                   AND PREFERRED STOCK DIVIDENDS

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                                                     Three Months Ended
                                                       March 31, 1996        1995        1994        1993        1992        1991
Earnings(1)(2)
Income (loss) from continuing operations..........         $ 9,002          $28,934    $ 8,159      $ (155)     $ (239)     $ (426)
Interest..........................................           3,542           12,101      4,955       5,185       5,059       3,908
Amortization of loan costs........................             409            1,619        738          --          --          --
Total Earnings....................................         $12,953          $42,654    $13,852      $5,030      $4,820      $3,482

Fixed charges and preferred stock
dividends(2)
Interest..........................................         $ 3,542          $12,101    $ 4,955      $5,185      $5,059      $3,908
Interest capitalized..............................             470              507         17          16          --         487
Amortization of loan costs expensed...............             409            1,619        738          --          --          --
Amortization of loan costs capitalized............              --               --         --          --          --          --
Total fixed charges...............................         $ 4,421          $14,227    $ 5,720     $ 5,201      $5,059      $4,395
Ratio of earnings to fixed charges................            2.93             3.00       2.43        0.97        0.95        0.79
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(1) The calculation does not include amortization of previously capitalized interest.

(2) To date Highwoods Properties, Inc. has not issued any preferred stock.